RETIREMENT AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS

Matthew E. Avril (“Employee”), Starwood International Licensing Company, S.A.R.L., (“LUXCO”) and Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” and together with LUXCO, the “Company”), jointly and severally, agree as follows:

ONE: Retirement.

(a)	Employee will officially retire from active employment with the Company effective December 31, 2012. Effective October 1, 2012, he will relinquish his title and responsibilities as “President – Global Hotel Operations,” but will remain an executive officer of the Company. From October 1, 2012 through December 31, 2012 he shall perform such duties as may be assigned to him from time to time by the President and Chief Executive Officer of the Company. From and after July 1, 2012, Employee shall perform his duties from the Company’s offices in Orlando, Florida or such other locations as he deems desirable and shall no longer have an obligation to work at the Company’s offices in Stamford, Connecticut. In addition, from and after July 1, 2012, the Company’s policies limiting the number of outside boards upon which an executive may serve will no longer apply to Employee.

(b)	Effective January 1, 2013 and through March 1, 2013 (the “Retirement Date”), Employee shall serve as a consultant to the Company. After the Retirement Date, Employee will perform no further duties, functions or services for the Company or any of its affiliates, nor will he be entitled to any further compensation and/or benefits except as set forth in the Agreement.

(c)	If, prior to December 31, 2012, Employee is terminated for cause or voluntarily resigns his employment, the date that Employee’s employment is terminated for cause or he voluntarily resigns shall be deemed the Retirement Date. For purposes of this Agreement, “cause,” shall have the meaning set forth in the Employment letter between Starwood and Employee dated August 22, 2008 as amended by the letter dated December 15, 2011 from LUXCO to Employee (collectively, the “Employment Agreement”). Employee’s termination of employment for any other reason shall not affect his rights or obligations under this Agreement.

TWO: Benefits.

(a)	Until the Retirement Date, Employee shall be entitled to all the benefits provided under or in accordance with the Employment Agreement except as follows: (i) From January 1, 2013 until the Retirement Date, Employee’s right to receive a base salary and bonus shall terminate and employee shall instead receive a monthly consulting fee of $10,000, plus reimbursement of reasonable expenses; and (ii) with respect to calendar year 2012, Employee shall not be entitled to an Annual Bonus in accordance with the Company’s Annual Incentive Plan for Certain Executives but shall instead be entitled to such bonus, if any, as may be determined by the Board of Directors of the Company in its sole discretion.

(b)	Until the Retirement Date, Employee shall continue to vest in stock options and restricted stock granted to him pursuant to the Company’s Long Term Incentive Plan. From and after the Retirement Date, all further vesting shall cease and Employee shall forfeit all unvested options and restricted stock. The terms of all stock options vested as of the Retirement Date shall be deemed to be amended to allow Employee to continue to exercise options until the earlier of (i) the fifth anniversary of the Retirement Date and (ii) the date such options would expire in accordance with their terms. Until the Retirement Date, Employee shall continue to vest in HOT Feature Units allocated to the Employee under the Company’s Annual Incentive Plan for Certain Executives (“AIPCE”). On the Retirement Date, the Company will pay to the Employee a cash payment (the “HOT Payment”) equal to the amount of the original HOT Feature Deduction applicable to any unvested Units allocated to the Employee under the AIPCE. Pay out of vested HOT Feature Units and the HOT Payment shall occur on the Retirement Date, except to the extent that a six month delay, as mandated by Section 409A of the Internal Revenue Code (“409A”), is or would be applicable if both were paid under the AIPCE. For a period of 18 months after the Retirement Date, the Company will continue to make COBRA premium payments on Employee’s behalf, minus Employee’s normal contributions, should Employee elect to continue coverage under the Company’s applicable insurance plans (and all resulting payments to the Employee shall be paid in accordance with the plans, but in all cases not later than permissible to comply with 409A. Other than as set forth in this paragraph (b), Employee’s rights to participate in any other plans, policies or programs of the Company shall expire on the Retirement Date.

(c)	Employee acknowledges and agrees that the Non-Compete Period defined in the Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement dated August 22, 2008 between Employee and the Company (the “Non-Competition Agreement”) shall commence upon the Retirement Date. The Employee further agrees that his rights to exercise vested options in accordance with paragraph (b) of this section shall immediately terminate if he should violate the provisions of the Non-Competition Agreement and that, for purposes of this Agreement, the provisions of the Non-Competition Agreement shall be deemed to remain in effect until February 28, 2014 or, if later, the date that all of the Employee’s vested options are exercised or expire in accordance with paragraph (b) above. The Employee further agrees that for purposes of this Agreement the list of entities included on Schedule A of the Non-Competition Agreement shall be deemed to include Marriott Vacations Worldwide Corp.

(d)	Employer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Indemnification Agreement dated November 23, 2009, as amended by letter agreement dated December 15, 2001 (collectively, the “Indemnification Agreement”) shall remain in full force in effect in accordance with its terms.

THREE: Mutual General Release.

In exchange for the agreement to provide the compensation and other benefits and arrangements provided for in this Agreement, Employee understands that he is waiving any and all claims Employee may have against the Company and its affiliates and subsidiaries and its and their officers, directors, employees, agents, shareholders, employee benefit programs, administrators, insurers, attorneys and successors and assigns (collectively “Releasees”), from any and all claims, actions, suits, damages, complaints and grievances Employee, his attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns, may have up to the date hereof related to Employee’s employment with the Company or the cessation of that employment. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, national origin, ancestry, religion or sex; the Pregnancy Discrimination Act, which prohibits discrimination based on pregnancy; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Civil Rights Acts of 1866 and 1871, as amended, which protect against certain discrimination and violations of individuals’ civil rights; the Americans with Disabilities Act, which prohibits discrimination on the basis of physical or mental disability; the Employee Retirement Income Security Act (ERISA), which regulates certain conduct and practices relating to employee benefit and health plans; the Family and Medical Leave Act, which provides time off to employees for certain family and medical events and prohibits discrimination relating to such leaves of absence; the Immigration Reform and Control Act, which prohibits discrimination based upon an individual’s national origin citizenship status and/or work authorization documents; the New York State Executive Law, the New York City Administrative Code, and the New York State Constitution; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment. This also includes a release by Employee of any claims for wrongful discharge and any other common law claims. This release applies to all claims through the date of execution of this Agreement and covers both claims that Employee knows about and those he may not know about but excludes (i) any claim by Employee to enforce the terms of this Agreement; and (ii) any claim to enforce Employee’s defense and/or indemnification rights; and (iii) any claims related to actions or omissions occurring after the execution of this Agreement.

In consideration of Employee’s agreements hereunder, the Company, on its own behalf and on behalf of its current and former affiliates or related companies, subsidiaries, branches and divisions, and the successors and assigns of all of the foregoing (collectively, the “Company Releasor”) hereby releases Employee and Employee’s heirs, executors, administrators, successors and assigns from or in connection with any and all actions, claims or demands, known or unknown and of any nature whatsoever and which Company Releasor ever had, now has or hereafter can, shall or may have as of the date hereof relating to Employee’s employment with the Company, except that this Release shall not apply to (i) any obligation of Employee pursuant to this Agreement ; (ii) any act by Employee during his employment that would constitute fraud or embezzlement; or (iii) any actions, claims or demands related to actions or omissions occurring after the date hereof.

FOUR: Acknowledgment of Full Payment.

Employee acknowledges that the payments and arrangements specified in Paragraph TWO above represent sufficient consideration for Employee’s release of claims and the other covenants contained in this Agreement. Employee expressly acknowledges that the compensation and equity vesting provided for in this Agreement exceeds, supersedes and extinguishes any amount, if any, to which Employee may be entitled under any employment agreement, verbal or written, as well as any employment or personnel policies, procedures or handbooks including but not limited to severance plans, policies or precedent utilized by the Company or any other legal obligation which the Company may have to Employee. Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, all of the payments and benefits specified in paragraph TWO above. Other than Employee’s accrued but unused vacation pay for which Employee will be compensated and Employee’s 401k plan benefits, Employee also acknowledges that the Company has paid all sums owed to him as a result of his employment with the Company and/or the termination of that employment and that, other than as provided in this Agreement, Employee is not entitled to, among other things, any further pay, benefits or severance.

Employee and the Company acknowledge and agree that to the extent that Employee currently holds stock options and restricted stock, that this information is accurately set forth on Appendix A hereto, Employee has no other rights that relate to the securities of the Company or any of its affiliates or subsidiaries and that other than as set forth herein such equity will expire in accordance with the applicable long-term incentive plan and/or stock option agreements and/or restricted stock agreements. Other than the changes in the Employee’s employment and consulting status as set forth in Paragraph One and other than as detailed expressly in Paragraph Two, nothing in this Agreement shall be construed to alter, amend or modify the terms and conditions governing any restricted stock, stock options or similar rights, and any rights pertaining thereto, granted to Employee prior to the Retirement Date.

FIVE: Termination of All Existing Agreements.

Except as otherwise expressly provided herein, all rights and obligations of the Company and Employee under any employment agreement Employee may have had with the Company, and any other agreement, arrangement, obligation or understanding between the Company and Employee (other than the Indemnification Agreement and any other rights to indemnification provided to Employee under any agreement or other obligation of the Company) are hereby cancelled and terminated as of the Retirement Date without liability of any party thereunder.

SIX: Non-Admission of Liability.

The parties have entered into this Agreement to effect a mutually acceptable cessation of Employee’s employment with the Company. Neither the Company nor Employee believes nor admits that either or both of them have done anything wrong.

SEVEN: Period for Review and Consideration of Agreement.

Employee understands that he has been given a period of 21 calendar days to review and consider this Agreement. Employee further understands that he may take as much or as little of this 21-day period of time to consider this Agreement as he wishes, before signing this Agreement.

EIGHT: Revocation Period and Payment of Benefits.

This Agreement will not become effective or binding on the parties until seven days after it is signed, during which time Employee may revoke this Agreement if he desires. Any revocation must be in writing and directed to Chief Administrative Officer and General Counsel, One StarPoint, Stamford, CT 06902.

NINE: Encouragement to Consult with Attorney.

Employee is encouraged to consult with an attorney before signing this Agreement. Employee understands that whether to do so is his decision.

TEN: Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, administrators, representatives, agents, executors, successors and assigns.

ELEVEN: Arbitration.

Any controversy, dispute or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the Employment Rules of the American Arbitration Association.

TWELVE: Confidential Information.

As a senior executive officer of the Company, Employee acknowledges that he has had access to Confidential Information (as hereinafter defined) of the Company through the Retirement Date. In recognition of Employee’s legal obligations and the consideration set forth in this Agreement, Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information.

“Confidential Information” includes, but is not limited to, customer lists, customer financial information, vendor lists, joint venture lists, actual, contemplated and potential development projects, opportunities and partners, development strategies, brand marketing and other brand strategies, information relating to any current, past or prospective management agreement or joint venture, design plans and strategies, personnel information, labor and personnel strategies, databases, computer programs and software, frameworks, designs, models, blueprints, marketing programs and plans, sales, financial, design, training and technical information and plans, sales data and contacts, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which includes the Company’s customer and prospective customer lists), pricing policies, financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries. To the extent any information described in this paragraph is made public by or with the permission of the Company or any affiliated person or entity, it shall not be considered to be Confidential Information.

Employee hereby represents and agrees that on or before the Retirement Date: (i) Employee has returned or will return to the Company, and has not retained or will not retain originals or any copies of all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); and (ii) Employee has not disclosed and will not disclose any Confidential Information or Confidential Materials to any person or entity without the express written authorization of an authorized officer of the Company.

In the event that Employee receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials or any other information concerning the Company or its subsidiaries, or its or their current or former employees, officers, directors, shareholders or agents, Employee shall, within two (2) business days of the service or receipt of such subpoena or other request, notify the Company in writing directed to Chief Administrative Officer and General Counsel, Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, CT 06902, and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral.

THIRTEEN: Non-Disparagement.

Employee agrees not to engage in any act or say, publish or disseminate anything (either directly or by or through another person) that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, its employees, officers, directors or shareholders prior to or after the Retirement Date, except as required by court order. The Company agrees that it will not make any statements that are intended, or would reasonably be expected, to disparage or defame Employee.

FOURTEEN: Future Cooperation.

After the Retirement Date, Employee will comply with reasonable requests from the Company for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Employee’s employment, including without limitation, consulting with any of the employees and/or attorneys of the Company with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind. Employee agrees to appear as a witness in any proceeding of any kind and to make himself available in advance for reasonable preparation upon the request of the Company with reasonable advance notification without the need for the Company to issue a subpoena. In connection with any of Employee’s cooperation efforts mandated by this Paragraph FOURTEEN, Employee shall be entitled to receive an agreed hourly or per diem amount (or reimbursement of lost wages as the case may be) and reimbursement of reasonable travel and other out of pocket expenses (including, with the prior approval of the Company, reasonable fees and expenses of counsel) provided that those expenses are submitted pursuant to and are in conformance with the then applicable Company policy relating to expense reimbursement.

FIFTEEN: Return of Company Property.

Employee represents that within 1 week after the Retirement Date, he will return to the Company all Company property in his possession or over which he has retained control such as printers, scanners and accessories, disks, keys, cell phones, credit cards, access cards, Company records, documents and files and all copies and recordings thereof. To the extent Employee subsequently discovers Company property in his possession or within his control, he shall immediately return such property and all copies, recordings or duplicates thereof to the Company.

SIXTEEN: Severability.

If any portion of this Agreement is declared unlawful or unenforceable, the remaining parts will remain enforceable.

SEVENTEEN: Public Announcement

Employee is required to request and receive approval of the Company of the content of any voluntary statements, whether oral or written, to be made by Employee to any third party or parties regarding Employee’s Retirement from the Company, including, without limitation, any press release or other statements to the press, except that this Paragraph Seventeen shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Employee hereby covenants and agrees not to make any public statements (either directly or by or through another person) to any third party, including, without limitation, to any representative of any news organization, which are inconsistent in any material respect with the aforementioned agreed upon statements to the public.

EIGHTEEN: Entire Agreement.

This Agreement, including Appendix A, is the entire agreement between Employee and the Company regarding the subjects addressed in this document and this Agreement supersedes any other agreements between the parties except for agreements relating to confidentiality, non-disclosure, non-solicitation , non-competition and indemnification and, except to the extent modified by this Agreement, plans and agreements governing the terms of stock options and restricted stock granted to Employee by the Company. The Company has made no promises to Employee other than those in this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS TAKEN SUFFICIENT TIME TO CONSIDER IT AND IS VOLUNTARILY ENTERING INTO IT.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND A RESTRICTION ON RELEASE OF CONFIDENTIAL INFORMATION.

MATHEW E. AVRIL

Signed: /s/ Matthew E. Avril

Dated: 04/12/12

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By: /s/ Kenneth Siegel
Name: Kenneth S. Siegel
Title: Chief Administrative Officer, General Counsel and Secretary

Date: 04/12/12

STARWOOD INTERNATIONAL LICENSING COMPANY, S.A.R.L

By: /s/ Kenneth Siegel
Name: Kenneth S. Siegel
Title:

Dated: 04/12/12